Exhibit 10.05

AMENDMENT No. 1 TO INDUSTRIAL LEASE – NET

THIS AMENDMENT (“Amendment”) is made and entered into as of March 29, 2010, by and between CAMPBELL HAWAII INVESTOR LLC, a Hawaii limited liability company (“Lessor”), and LEAPFROG ENTERPRISES, a Delaware corporation (“Lessee”).

Lessor’s predecessor-in-interest, SP Kaiser Gateway 1, LLC, a Delaware limited liability company, and Lessee entered into that certain Industrial Lease – Net dated March 31, 2004 (the “Lease”) with respect to certain premises identified as 13479 Valley Boulevard, Fontana, California. Capitalized words and phrases for which no definition is given in this Amendment shall have the meanings given them in the Lease. Lessor and Lessee now desire to amend the Lease and they therefore hereby agree as follows:

1. Amendment of Paragraph - 1.2 Premises. The following language shall be added to Paragraph 1.2 of the Lease, to read as follows:

“Commencing on the Amendment Commencement Date (as defined below), “Premises” shall mean that portion of the Building outlined on Exhibit A to Amendment No. 1 to this Lease consisting of approximately 410,800 square feet (the “Reduced Premises”), and “Property” shall refer to the real property on which the Building is situated, together with the Building and any improvements on the real property. Effective as of the Amendment Commencement Date, notwithstanding anything in Paragraph 2.5 to the contrary, “common areas” shall refer to all areas outside of the Premises and the Building, including without limitation, the parking areas, driveways and landscaped areas. The area of the Reduced Premises represents approximately 68.46% of the total square feet of the Building. On or prior to the Amendment Commencement Date, Lessee shall remove all of its personal property, Trade Fixtures and equipment, including without limitation chairs, desks, cubicles, and file cabinets from all portions of the Building other than the Reduced Premises. Such portion of the Building that is not the Reduced Premises shall be the “Remainder Space.” Lessee shall not occupy the Remainder Space on or after the Amendment Commencement Date. As used herein, “Amendment Commencement Date” shall mean the earlier of: (1) May 15, 2010, or (2) in the event Lessor delivers a Early Vacation Notice (as defined in Paragraph 13(e) of Amendment No. 1 to this Lease), the date Lessee vacates the Remainder Space to Lessor.

2. Amendment of Paragraph - 1.3 Term. Paragraph 1.3 of the Lease is hereby amended to read as follows:

“1.3 Term. The “Original Term” shall commence July 23, 2004 and shall expire March 31, 2015 (the “Expiration Date”). The “Term” of this Lease shall be the Original Term and any Extension Term (as defined in Paragraph 39.4) which Lessee may elect pursuant to Paragraph 39.4.”

3. Amendment of Paragraph 1.5 - Base Rent. The following language is hereby added to Paragraph 1.5 of the Lease, to read as follows:

Period	Base Rent per Square Foot per Month	Base rent per Month
Amendment Commencement Date to 5/15/10*	$0.26	$106,808
5/15/10-6/14/10	$.0.00	$0.00
6/15/10-5/14/11	$0.26	$106,808
5/15/11-10/14/11	$0.00	$0.00
10/15/11-9/14/12	$0.27	$110,916
9/15/12-3/31/15	$0.29	$119,132

*	If the Amendment Commencement Date occurs prior to May 15, 2010 (e.g. if Lessee receives an Early Vacation Notice).

4. Amendment of Paragraph 5 - Operating Expenses. Notwithstanding anything to the contrary in Paragraphs 5.1 and 5.2 of the Lease, effective as of the Amendment Commencement Date, Lessee shall only be obligated to pay 68.46% of Estimated Operating Expenses and 68.46% of actual Operating Expenses, which represents Lessee’s pro rata share of the Building. In addition to the exclusions to Operating Expenses set forth in Paragraph 5.1 of the Lease, Operating Expenses shall not include: (i) the cost of the Demising Wall Work; (ii) any costs associated with installing separate meters for electrical, natural gas, water or other utility services in the Remainder Space or the Reduced Premises; (iii) the cost of Lessor’s Work; (iv) the cost of any alterations of the premises of any other tenant of the Building; (v) costs of any special service provided to any one tenant of the Building but not to tenants of the Building generally, and (vi) all items and services for which Lessee or any other tenant in the Property is required to reimburse Lessor (other than through payment of Operating Expenses).

5. Amendment of Paragraph 7 - Maintenance; Repairs. Effective as of the Amendment Commencement Date, Paragraphs 7.1(a), 7.1(c), 7.1(d), and 7.2(a) of the Lease are hereby amended to read as follows:

“7.1(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises and Alterations in good order, condition and repair, including, but not limited to, all equipment or facilities located within the Premises, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities and fixtures, boilers, pressure vessels, security and fire protection systems, communication systems, fixtures, walls (interior), interior ceilings, floors, floorings, windows, window coverings, doors, plate glass, skylights, Lessee’s signs.

Notwithstanding the foregoing, Lessee shall not be responsible for the structural integrity of the roofs (excluding the roof membrane which Lessee is responsible for), the structural integrity of the exterior walls and the structural integrity of the floor slab other than any maintenance or repairs required as a result of the acts or omissions of Lessee or any of Lessee Parties. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.”

“7.1(c) Exterior Painting. Lessor shall be responsible for repainting the exterior of the Building and the costs it so incurs shall be considered Operating Expenses.”

“7.1(d) Lessor’s Election. If Lessee fails to meet any obligation set forth in this Paragraph 7 or if Lessor determines in its reasonable discretion that the Premises is not being maintained as required hereunder, Lessor may undertake any obligation of Lessee (subject to any applicable notice and cure periods set forth in Paragraph 13.1), in which event Lessee shall reimburse Lessor for all of its costs. In addition, if Lessor undertakes, as a single project, maintenance and/or repair obligations of both Lessee and Lessor, Lessor shall be entitled to recover from Lessee, as additional Rent, the costs incurred by Lessor in connection with such maintenance and/or repairs undertaken on behalf of Lessee.”

“7.2(a) In General. During the Term of this Lease, Lessor shall, at Lessor’s sole expense, be responsible for maintaining the Building, including the foundations, the roof and roof membrane, fences, retaining walls, signage for the Property, landscaping, driveways, parking lots, sidewalks and parkways located in, on, or adjacent to the Building, exterior walls and floor slab (except to the extent repairs or maintenance are required as a result of damage caused by forklift traffic along the control joints thereof, in which case Lessee shall be responsible for any required repairs or maintenance); provided, however, that if any repairs or maintenance to any of the foregoing are necessitated by the acts or omissions of Lessee or any of the Lessee Parties, then Lessee shall be responsible for reimbursing Lessor for the cost of repairing and maintaining the same. Except as specifically provided in the preceding sentence, and subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 6.2 (Hazardous Substances), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and, except for the self-help rights set forth in Paragraph 7.2(b), the Parties expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.”

6. Amendment of Paragraph 8 - Insurance. Notwithstanding anything to the contrary in Paragraph 8 of the Lease to the contrary, effective as of the Amendment Commencement Date, Lessee shall only be required to reimburse Lessor for 68.46% of: (i) any insurance premiums paid by Lessor for the Building, and (ii) Lessee’s Share of the Deductible Amount.

7. Amendment of Paragraph 10.2 - Payment Of Taxes.

(a) The following language is hereby added to the end of Paragraph 10.2(a) of the Lease, to read as follows:

“Notwithstanding anything in this Paragraph 10.2 to the contrary, effective as of the Amendment Commencement Date, Lessee shall be obligated to pay only 68.46% of the total Real Property Taxes for the Property; provided, however, that if prior to May 14, 2012 there is one or more acts of improvement, sale or other change in ownership of the Property (each a “Reassessment Event”) and as a result, all or part of the Property is reassessed under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election), then Lessee shall not be obligated to pay any increase in Real Property Taxes attributable to such Reassessment Event(s), but rather Lessee shall be obligated to pay 68.46% of the Real Property Taxes that would have been payable for the Property but for the Reassessment Event.

(b) Paragraph 10.2(b) of the Lease is hereby amended to read as follows:

“(b) Contest of Taxes. Lessor and Lessee acknowledge that on or around September 8th, 2009, Lessor initiated a Proposition 8 contest of Real Property Taxes pursuant to Paragraph 10.2(b) of the Lease to obtain a reduction in the assessed value of the Building. Lessee shall be entitled to: (i) the entire amount of any refund or credit received from the taxing authority attributable to tax year 2009 and for the period from January 1, 2010 to the Amendment Commencement Date, and (ii) 68.46% of any refund or credit attributable to the period during the term of this Lease from the Amendment Commencement Date to the date the reduced assessed value is determined (the “Tax Refund Amount”). Lessor shall deliver the Tax Refund Amount to Lessee within fifteen (15) days of receipt by the taxing authority. If Lessor receives the Tax Refund Amount in installments, Lessor shall pass along such installments to Lessee within fifteen (15) days of receipt by Lessor; provided, however, if Lessor does not receive the Tax Refund Amount due to Lessor’s negligence or failure to pay Real Estate Taxes when due, Lessor shall be required to pay the Tax Refund Amount within fifteen (15) days of the date such Tax Refund Amount would have been paid but for Lessor’s acts. If Lessee has not received the complete Tax Refund Amount on or before the expiration or earlier termination of this Lease, Lessor shall be required to reimburse Lessee for the full Tax Refund Amount within thirty (30) days after the Tax Refund Amount is received. This Paragraph 10.2(b) shall survive the expiration or earlier termination of the Lease”

8. Amendment of Paragraph 14 - Condemnation. The second sentence of Paragraph 14 of the Lease is hereby amended to read as follows:

“If more than twenty percent (20%) of the Premises, or more than twenty-five percent (25%) of the land area portion of the Property not occupied by the Building, is taken by Condemnation or in the event that an entire driveway providing access from a public right of way to the Premises is taken by Condemnation and Lessee is left with only one driveway providing access from a public right of way to the Premises and Lessor is unable to provide a replacement driveway providing access from a public right of way to the Premises, Lessee may, at Lessee’s option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession.”

9. Amendment of Paragraph 39.4 - Lessee’s Option to Extend Term.

The first two paragraphs of Subparagraph (a) of Paragraph 39.4 of the Lease are hereby amended to read as follows:

“(a) Extension Rights. Lessee shall have one option (the “Extension Right”) to extend the term of this Lease for five (5) years (the “Extension Term”) on the same terms and conditions as this Lease (other than as to the amount of Base Rent and the definition of the Premises) by giving notice to Lessor (the “Election Notice”) at least six (6) months prior, and not more than nine (9) months prior to the expiration of the Original Term of this Lease. Upon the commencement of the Extension Term, Base Rent shall be 97% of the then prevailing Market Rate (as defined below). The Extension Right shall only be effective if as of the Expiration Date of the Original Term if the Premises may be and is expanded to include the Remainder Space as of the commencement of the Extension Term, any lease that Lessor shall have entered into for the Remainder Space shall have expired and Lessor shall be able to deliver possession of the Remainder Space free of any other tenancies. If at the expiration of the Original Term, a tenant occupies the Remainder Space pursuant to a lease that shall not have expired by the original Expiration Date (the “Remainder Space Lease”), Lessee shall have the right to extend the term of this Lease (the “Coterminous Extension Right”) so that it expires at the same time as the term of the Remainder Space Lease, including any extensions thereto (the “Coterminous Extension Term”) on the same terms and conditions of this Lease other than the Base Rent, which shall be ninety seven percent (97%) of the then-prevailing Market Rate (as defined below) by giving Lessor an Election Notice. If the Coterminous Extension Term is longer than five (5) years, then at the end of the first five (5) years of the Coterminous Extension Term, the Base Rent shall again be adjusted to be equal to ninety seven percent (97%) of the then-prevailing Market Rate which, if not agreed upon by Lessor and Lessee at least six (6) months prior to such five (5)- year period, shall be determined by arbitration as set forth in paragraph (b) below. Upon the expiration of the Coterminous Extension Term, Lessee shall have the right to exercise the Extension Right for the Extension Term by providing Lessor an Election Notice at least six (6) months, and not more than nine (9) months, prior to the expiration of the Coterminous Extension Term. Lessee acknowledges that Lessor may give a tenant of the Remainder Space unqualified options to extend the term of its lease for the Remainder Space as well as a right to expand into the Reduced Premises upon the expiration of the term of this Lease as such term may have been extended by the Extension Term. The foregoing notwithstanding, any options provided to a tenant of the Remainder Space to expand into the Reduced Premises shall be subordinate to Lessee’s Coterminous Extension Right. References in Paragraph

39.4 of the Lease to “Original Term” shall refer to the Extension Term as it may be extended by the Coterminous Extension Term.

Upon the commencement of the Extension Term, Base Rent shall be ninety seven percent (97%) of the then-prevailing Market Rent (as defined below) and the Premises shall be the entire Building (i.e., the Reduced Premises and the Remainder Space).”

10. Right of First Refusal for Remainder Space. If during the period May 1, 2012 through April 30, 2014, Lessor receives an offer to Lease the Remainder Space to a tenant other than Lessee which offer Lessor desires to accept, or if Lessor desires to give a lease proposal to a prospective tenant, then provided that at such time there is no Event of Default of Lessee, prior to entering into a lease for the Remainder Space with a tenant other than Lessee, Lessor shall offer the Remainder Space to Lessee by delivering an amendment to this Lease in the form attached hereto as Exhibit B (the “ROFR Amendment”) completed to reflect the terms of the lease for the Remainder Space that Landlord otherwise desires to accept (the “ROFR Terms”) as follows. The ROFR Amendment shall add the Remainder Space to the Premises as of the date in the ROFR Terms; provided that if such date is following the Expiration Date of the Lease, or if the expiration date for the Remainder Space pursuant to the ROFR Terms is later than the Expiration Date of the Lease, then the ROFR Amendment shall extend the Expiration Date of the Lease and of the Original Term to the date in the ROFR Terms. The Base Rent for the Remainder Space shall be that set forth in the ROFR Terms; provided that if the Expiration Date is extended for the Reduced Premises in connection with the ROFR Amendment, the Base Rent for the Extended Premises during such extension shall be ninety seven percent (97%) of the then-prevailing Market Rate which, if not agreed upon by Lessor and Lessee shall be determined by arbitration as set forth in paragraph 9(b) above. Pending such determination, Lessee shall pay Base Rent for the Reduced Premises in the amount applicable prior to such extension, subject to reconciliation and payment by Lessee or Lessor to the other for the period prior to determination once 97% of Market Rate has been determined. If the extension of the term for the Reduced Premises greater than five (5) years, then Base Rent shall again be adjusted to be ninety seven percent (97%) of the then prevailing Market Rent as of the fifth (5th) anniversary of the date that the term for the Reduced Premises was extended in connection with the addition of the Remainder Space to the Premises. If the ROFR Terms include an extension option extending the term of the Lease for the Remainder Space beyond the expiration of the term for the Reduced Premises, then such extension option shall apply to the Reduced Premises as well as the Remainder Space and, notwithstanding anything to the contrary in the ROFR Terms, the Base Rent applicable to the Reduced Premises and the Remainder Space combined shall be ninety-seven percent (97%) of the then prevailing Market Rent as of the commencement of such extension option period. Lessee may accept Lessor’s offer pursuant to the ROFR Terms by executing and delivering a copy of the ROFR Amendment countersigned by Lessee to Lessor within fifteen (15) business days. If Lessee declines the first offer or fails to execute and deliver the ROFR Amendment within such 15-business day period, Lessor shall be free to offer and to lease the Remainder Space to any other tenant; provided, however, Lessor shall be obligated to re-offer the Remainder Space to Lessee if Lessor fails to lease the Remainder Space within six (6) months following the delivery of the ROFR Amendment to Lessee.

11. Allocation of Utilities Costs.

(a) If there are separate meters for electrical, natural gas, water or other utility services to the common area and to the Building, then: (i) unless and until Lessor permits the occupancy of the Remainder Space by others, Lessee shall continue to pay for all electrical, natural gas, water and other utility charges directly attributable to the Reduced Premises, and (ii) Lessee shall pay 68.46% of any such charges attributable to any common areas of the Property. At such time as Lessor permits occupancy of the Remainder Space by others, electrical, natural gas, water or other utility services to the Reduced Premises shall be measured by separate meters or submeters installed by Lessor at its sole expense and Lessee shall pay 68.46% of any such charges attributable to any common areas of the Property. The costs of any electrical, natural gas, water service or other utility services not separately metered shall be equitably allocated.

(b) If there are not separate meters for electrical, natural gas, water or other utility services to the common area and to the Building, then unless and until Lessor permits the occupancy of the Remainder Space by others, Lessee shall remain the customer under the meters for electrical and water service and shall continue to pay for all electricity, natural gas, water and other utility charges attributable to the entire Building and the common area and Lessor shall reimburse Lessee within thirty (30) days following its demand from time to time for 31.54% of Lessee’s reasonable estimate of the electrical, natural gas, water or other utilities consumed in the common areas of the Property but not in the Reduced Premises. At such time as Lessor permits occupancy of the Remainder Space by others, then the consumption of electricity, natural gas, water and other utility services to the Reduced Premises shall be measured by separate meters or submeters installed by Lessor at its sole expense and Lessee shall pay 68.46% of any such charges attributable to any common areas of the Property. Any electrical, natural gas, water service or other utility services not separately metered shall be equitably allocated.

12. Extension Improvements and Allowances.

(a) The work described in this Section 12 is collectively referred to as, “Lessor’s Work”). Prior to the Amendment Commencement Date, Lessor shall complete the following: (i) paint the Building dock door numbers, and (ii) separately demise the lighting controls in the Remainder Space from the Reduced Premises (the “Lighting Work”). Prior to permitting the occupancy of the Remainder Space by any occupant, Lessor shall: (a) install a chain link fence outside of the Building separating the truck courts along the extension of the demising line separating the Reduced Premises from the Remainder Space as shown on Exhibit A, (b) install two (2) guard shacks, each to include HVAC, electricity and one traffic control arm of type and quality reasonably similar to the existing guard shack (but not including restrooms), within the area designated “NW Guard House” and “SW Guard House” on Exhibit A at a location mutually acceptable to Lessor and Lessee, (c) construct a restroom in the Reduced

Premises at a location mutually acceptable to Lessor and Lessee, with SW Guard House on the pavement, and (d) perform the Demising Wall Work (as defined below). Lessor shall obtain at least three (3) competitive bids from licensed and responsible contractors for the cost of constructing the restroom, including one licensed contractor selected by Lessee and reasonably acceptable to Lessor. Following its construction, Lessee shall reimburse Lessor for its costs incurred in designing, obtaining permits for and constructing the restroom in an amount not to exceed Twenty Two Thousand Dollars ($22,000). If Lessor does not choose the most competitively priced contractor, then the amount which Lessee shall reimburse Lessor for its costs incurred in designing, obtaining permits for and constructing the restroom shall not to exceed Eleven Thousand Dollars ($11,000). Lessor’s net cost incurred in installing the SW Guard House and interior restroom, taking into account Lessee’s reimbursement, is the “SW Guard House Cost.” All other costs of performing the Lessor’s Work shall be at Lessor’s sole expense. The SW Guard House shall be located on the asphalt pavement to comply with current accessibility code requirements. The precise location of the SW Guard House shall be subject to review by the County of San Bernardino Building & Safety Department (“BSD”). The precise location of interior restroom to support the exterior SW Guard House shall be subject to BSD review and approval of the Plans (as defined below). Lessor shall give Lessee at least forty-five (45) days’ advance notice of Lessor’s intention to install the S W Guard House and interior restroom. Lessee may, by notice to Lessor given within such 45-day period, elect to cause Lessor to install cameras and a remote controlled traffic control arm wired to the NW Guard House at the planned location of the SW Guard House in lieu of installing the SW Guard House and interior restroom. In such event, Lessee shall reimburse Lessor for Lessor’s costs incurred in designing, obtaining permits for and constructing the remote controlled traffic control arm, cameras and associated wiring to the extent such costs exceed what would have been the SW Guard House Cost.

(b) Upon Lessee’s request accompanied by copies of invoices and cancelled checks for such expenses, Lessor shall reimburse Lessee for up to $70,000 for costs incurred during 2010 in relocating Lessee’s personal property, inventory, Trade Fixtures, and/or furnishings and equipment out of the Remainder Space and for up to $100,000 for costs incurred by Lessee during 2010 for alterations and improvements to the electrical and communication system and electrical related improvements in the Reduced Premises. Lessee shall only be entitled to such reimbursement if at the time of request for the reimbursement there is not an Event of Default of Lessee.

13. Demising Wall Work.

(a) Prior to permitting a tenant (other than Lessee) to occupy the Remainder Space, Lessor shall be required to construct, at Lessor’s sole expense, a demising wall separating the Reduced Premises from the Remainder Space (the “Demising Wall”), including installation of separate electrical, natural gas and water meters or submeters to separately measure consumption of utilities within each of the Reduced Premises and the Remainder Space (collectively, the “Demising Wall Work”). Lessor shall not be required to perform the Demising Wall Work unless and until Lessor permits occupancy of the Remainder Space by an occupant other than Lessee. If Lessor performs the Demising Wall Work, Lessee shall cooperate with Lessor and shall, within forty five (45) days following notice from Lessor remove its personal property, inventory, Trade Fixtures, and/or furnishings and equipment from an area in the Reduced Premises not to exceed a 15 foot strip running parallel to the centerline of the proposed Demising Wall. Lessor shall provide Lessee with at least forty-five (45) days written notice prior to commencing the Demising Wall Work. Lessor shall ensure that power to the Reduced Premises shall not be interrupted at any time by the performance of the Demising Wall Work and Lessor may cutover to temporary power supply sources and/or back-up generators, if necessary to ensure non-interruption. If Lessor performs the cutover to temporary power, Lessor shall coordinate with Lessee to schedule any work associated with the installation of the separate electrical, natural gas and water meters or submeters, including any cutover to temporary power, to be performed during times that will interfere the least with Lessee’s business operations, including during off hours and weekends.

(b) Lessor, at Lessor’s sole expense, has caused construction drawings and specifications to be prepared for the Demising Wall Work, which show in detail the intended design and construction of the Demising Wall and Lessee has reviewed and approved such drawings and specifications (the “Plans”), reduced copies of which arc attached hereto as Exhibit C. Lessor has submitted the Plans for a plan check, and shall diligently continue to seek approval by the appropriate authorities with the County of San Bernardino (the “Preliminary Work”) and Lessor shall provide Lessee with a copy of any such approvals or other documents received by the appropriate authorities as well as receipts for the permit fees paid for the submittal of the Preliminary Work Plans to the County of San Bernardino. If the Preliminary Work requires revisions to the Plans, Lessor shall make such revisions at its sole expense. Lessee shall have the right to approve any such revisions, which approval shall not be unreasonably withheld, provided Lessee shall not be required to approve any revisions which change the location of the Demising Wall more than fifteen (15) feet from the centerline of the previously approved location. If the Preliminary Work indicates that the Demising Wall Work requires additional work to comply with Applicable Requirements in the Reduced Premises, as part of the Demising Wall Work, if and when Lessor performs the Demising Wall Work, Lessor shall perform such additional work at its sole cost and expense and shall indemnify, defend and hold Lessee harmless for any such non-compliance with Applicable Requirements. If, when and if it is performed by Lessor, the Demising Wall Work requires additional work to comply with Applicable Requirements in the Reduced Premises which was not identified in the Preliminary Work, Lessor shall give notice to Lessee of the estimated cost of such additional work and shall perform such additional work. Lessee shall reimburse Lessor for half of the cost incurred by Lessor to perform the additional work to comply with Applicable Requirements; provided, however, if the nature of any such additional work requires a capital expenditure as determined in accordance with generally accepted accounting principles consistently applied, then Lessee shall reimburse Lessor each year for Lessee’s Share of the Capital Item (as defined in the Lease) through the end of the Lease Term as it may be extended. With respect to any portion of such additional work that does not require a capital expenditure, as determined in accordance with generally accepted accounting principles consistently applied, then Lessee shall reimburse Lessor within thirty (30) days following its demand for such half the cost of such additional work.

(c) Lessor shall perform the Demising Wall Work in accordance with all applicable laws, conditions, covenants or restrictions and other matters of record, building codes, regulations and ordinances, including without limitation, the Americans with Disabilities Act of 1990, as amended (“Applicable Requirements”). Lessor shall also perform the Demising Wall Work in accordance with the Plans and in a manner which will not jeopardize the certificate of occupancy for the Reduced Premises. Notwithstanding anything in Paragraphs 2.3 or 6.3 of the Lease to the contrary, Lessor shall be solely responsible for any non-compliance with Applicable Requirements in the Remainder Space where triggered by or otherwise arising in connection with the Demising Wall Work.

(d) To minimize interference to Lessee’s business operations, Lessor shall use best efforts to cause the Demising Wall Work to be completed as quickly as reasonably possible, including utilizing overtime and providing contractor incentives, such that the portion of the Demising Wall Work, such as framing and drywall application, that takes place within the Reduced Premises shall be completed within a time period not to exceed thirty (30) days. During the construction of the Demising Wall, Lessor shall use reasonable efforts to: (i) prevent debris and other materials arising from the construction of the Demising Wall from entering the Reduced Premises; (ii) minimize to the maximum extent reasonably possible interference with Lessee’s business operations; and (iii) avoid any damage to the Reduced Premises or Lessee’s personal property, inventory, Trade Fixtures, and/or furnishings and equipment. If Lessee incurs additional costs for security services during the performance of the Demising Wall Work, such as the hiring of a security guard or erecting a fence, Lessor shall reimburse Lessee within thirty (30) days following its demand for one-half (1/2) of the costs so incurred. Lessor shall be solely responsible for any utility costs and expenses incurred in connection with the Demising Wall Work.

(e) Once Lessee vacates the Remainder Space, Lessee shall no longer be required to pay Base Rent, Operating Expenses or Real Property Taxes for the Remainder Space.

(g) Except to the extent due to the active negligence or willful misconduct of Lessee, Lessor shall protect, indemnify and hold Lessee, its agents, contractors, employees, licensees or invitees harmless from and against any and all losses, claims, liabilities or costs (including court costs and reasonable attorneys’ fees) incurred by reason of: (i) any damage to any property (including but not limited to property of any Lessee Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Property or the Building to the extent that such injury or damage shall be caused by or arise directly or indirectly from the performance of the Demising Wall Work by Lessor or its agents, contractors, employees, licensees or invitees to meet any standards imposed by any duty with respect to the injury or damage.

(h) If the Reduced Premises, or a material portion of the Reduced Premises, is made untenantable as a result of Lessor’s performance of the Demising Wall Work (each, an “Abatement Event”), then Tenant shall be entitled to receive an abatement of Base Rent, Operating Expenses and Real Estate Taxes payable hereunder in the same proportion that the area rendered untenantable in proportion to the area of the Reduced Premises until the Abatement Event has ceased.

14. Condition of Remainder Space. Lessee shall deliver the Remainder Space in the condition required under the Lease as of the end of the term. Subject to the foregoing, Lessor shall be solely responsible for any work required to render the Remainder Space as legally occupiable under Applicable Requirements.

15. Brokers. Lessee was represented in the transaction evidenced by this Amendment by Lee & Associates (“Lessee’s Broker”), a licensed real estate broker. Lessor was represented in the transaction evidenced by this Amendment by CB Richard Ellis (“Lessor’s Broker”), a licensed real estate broker. Lessor shall be solely responsible for paying any commission or fee owed to Lessor’s Broker or Lessee’s Broker in connection with this Amendment pursuant to a separate agreement. Except as provided in the immediately following sentence, each party to this Amendment shall indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Amendment.

16. Ratification. Lessor and Lessee hereby ratify and confirm all of the terms of the Lease as amended in paragraphs 1 through 14 of this Amendment. Lessor represents and warrants that as of the date hereof, to Lessor’s actual knowledge, there exists no breach, default or event of default by Lessee under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Lessee under the Lease. Lessee represents and warrants that as of the date hereof, to Lessee’s actual knowledge, there exists no breach, default or event of default by Lessor under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Lessor under the Lease.

17. Counterparts; Facsimile Delivery. This Amendment may be executed by all parties in counterparts in which event each shall be deemed an original and all of which shall constitute one and the same agreement. This Amendment shall be deemed validly executed and delivered if an executed counterpart is transmitted by electronic facsimile and the original is subsequently delivered to the other party.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first above written.

LESSOR:	LESSEE:

CAMPBELL HAWAII INVESTOR, LLC, a	LEAPFROG ENTERPRISES, INC.,
Hawaii limited liability company	a Delaware corporation

By:	James Campbell Company LLC, a Delaware limited		By:	/s/ William B. Chiasson
	liability company, its Manager		Name:	William B. Chiasson
			Title:	CEO

	By:	/s/ Dorine Holsey Streefer	By:	/s/ Mark Etnyre
	Name:	Dorine Holsey Streefer	Name:	Mark Etnyre
	Title:	Executive Vice President	Title:	CFO
Real Estate investment Management

	By:	/s/ Clyde A. Skeen
	Name:	Clyde A. Skeen
	Title:	Vice President
Regional Manager

Exhibit A

Premises

Exhibit “A”

[schematics omitted]

Exhibit B

ROFR Amendment

ROFR AMENDMENT TO INDUSTRIAL LEASE – NET

THIS AMENDMENT (“Amendment”) is made and entered into as of                     , 20    , by and between CAMPBELL HAWAII INVESTOR LLC, a Hawaii limited liability company (“Lessor”), and LEAPFROG ENTERPRISES, a Delaware corporation (“Lessee”).

Lessor’s predecessor-in-interest, SP Kaiser Gateway 1, LLC, a Delaware limited liability company, and Lessee entered into that certain Industrial Lease – Net dated March 31, 2004, as amended by that certain Amendment No. 1 dated March 15, 2010 (“Amendment No. 1”). The Industrial Lease and Amendment No. 1 are, collectively, the “Lease”) with respect to certain premises identified as 13479 Valley Boulevard, Fontana, California. Capitalized words and phrases for which no definition is given in this Amendment shall have the meanings given them in the Lease. By executing and delivering this Amendment, Lessee is exercising a right of first offer to expand the Premises pursuant to the terms of Amendment No. 1 in response to a Offer Notice from Lessor (this Amendment constituting the “ROFR Amendment” pursuant to Amendment No. 1) and Lessor and Lessee now desire to amend the Lease to evidence such expansion and they therefore hereby agree as follows:

1. Amendment of Paragraph - 1.2 Premises. As of                     , 20     [insert date that Remainder Space will be added to the Premises pursuant to the ROFR Terms] (the “ROFR Amendment Effective Date”), the language added to Paragraph 1.2 of the Lease pursuant to the terms of Amendment No. 1 is hereby deleted and the “Premises” shall refer to the entire Building.

2. Amendment of Paragraph - 1.3 Term. As of the ROFR Amendment Effective Date, Paragraph 1.3 of the Lease is hereby amended to read as follows:

“1.3 Term. The “Original Term” shall commence July 23, 2004 and shall expire                     , 20     (the “Expiration Date”). The “Term” of this Lease shall be the Original Term and any Extension Term (as defined in Paragraph 39.4) which Lessee may elect pursuant to Paragraph 39.4.”

3. Amendment of Paragraph 1.5 - Base Rent. As of the ROFR Amendment Effective Date, paragraph 1.5 of the Lease is hereby amended to read as follows [insert Base Rent schedule from ROFR Terms for Remainder Space and as determined pursuant to paragraph 10 of Amendment No. 1 for Reduced Premises.]:

Period	Base Rent per Square Foot per Month	Base rent per Month

4. Amendment of Paragraph 5 - Operating Expenses. As of the ROFR Amendment Effective Date, the provisions of paragraph 4 of Amendment No. 1 are hereby deleted.

5. Amendment of Paragraph 7 - Maintenance; Repairs. As of the ROFR Amendment Effective Date, the provisions of paragraph 5 of Amendment No. 1 are hereby deleted.

6. Amendment of Paragraph 8 - Insurance. As of the ROFR Amendment Effective Date, the provisions of paragraph 6 of Amendment No. 1 are hereby deleted.

7. Amendment of Paragraph 10.2 - Payment of Taxes The language added to the end of Paragraph 10.2(a) of the Lease pursuant to the terms of paragraph 7(a) of Amendment No. 1 limiting Lessee’s obligation with respect to an increase in Property Taxes resulting from a Reassessment Event shall not be applicable to that portion of the Premises which is added pursuant to the ROFR Amendment, but shall remain for the rest of the Premises.

8. Amendment of Paragraph 39.4 - Lessee’s Option to Extend Term. [Insert extension option provisions, if any, from the ROFR Terms]”

9. Allocation of Utilities Costs. As of the ROFR Amendment Effective Date, the provisions of paragraph 11 of Amendment No. 1 are hereby deleted.

10. Ratification. Lessor and Lessee hereby ratify and confirm all of the terms of the Lease as amended in paragraphs 1 through 9 of this Amendment

11. Counterparts; Facsimile Delivery. This Amendment may be executed by all parties in counterparts in which event each shall be deemed an original and all of which shall constitute one and the same agreement. This Amendment shall be deemed validly executed and delivered if an executed counterpart is transmitted by electronic facsimile and the original is subsequently delivered to the other party.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first above written.

LESSOR:		LESSEE:

CAMPBELL HAWAII INVESTOR, LLC, a		LEAPFROG ENTERPRISES, INC.,
Hawaii limited liability company		a Delaware corporation

By:	James Campbell Company LLC, a	By:
	Delaware limited liability company, its manager	Name:
Title:

	By:	By:
	Name:	Name:
	Title:	Title:

By:
Name:
Title:

Exhibit C

Plans

Exhibit “C”

[schematics omitted]

Exhibit “C”

[schematics omitted]